UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2006

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ		08837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS

In February 2006, U.S. Shipping Partnership L.P. (the “Partnership”) entered into a construction contract with Manitowoc Marine Group (“MMG”) of Marinette, WI in February 2006 for the construction of two barges, with options to construct up to two additional barges. On the same date, the Partnership entered into a contract for the construction of two tugs with Eastern Shipbuilding Group, Inc., or (“Eastern”), which will be joined with the MMG barges to complete two articulated tug barge, or ATB units. The contract with Eastern includes options to construct four additional tugs on the basis that each such option shall cover two option tugs. Each option for two additional tugs must be exercised by August 2006 and February 2007.

On May 17, 2006, the Partnership exercised its options for construction of two additional barges by MMG. The barges, scheduled for delivery in August 2009 and November 2009, have a carrying capacity of approximately 160,000 barrels. The cost of constructing these two additional barges, the associated tugs and owner furnished items, is currently estimated to be $66 million per vessel. The Partnership currently intends to finance the construction of these barges and the associated tugs through cash from operations, borrowings under our credit facility and debt and equity offerings. The Partnership cannot assure you that it will be able to obtain sufficient financing for these two additional ATBs on favorable terms or at all.

On May 12, 2006, the Board of Directors of the Partnership approved a memorandum of understanding between certain subsidiaries of the Partnership and Southeastern New England Shipbuilding Corporation (“SENESCO”) relating to the completion of construction of our first ATB. Upon closing of the transaction, which is subject to completion of definitive documentation, the Partnership’s agreement with SENESCO to construct an ATB will be cancelled. The Partnership has hired a naval architecture and marine engineering firm to manage and supervise the completion of the tug and the barge. This firm will use subcontractors currently employed in the completion of the units together with other specialty contractors. SENESCO will be released from financial responsibilities in all respects for construction effective May 11, 2006. The transfer of operational responsibility shall take place at a future closing date. At the closing, SENESCO will transfer $20 million to the Partnership, of which $6.5 million will be placed in escrow for payment of unpaid vendor and subcontractor bills. SENESCO will be responsible for all unpaid vendor and subcontractor bills in excess of $6.5 million. The Partnership will cancel the $18 million of letters of credit provided on behalf of SENESCO to cover cost overruns. The Partnership expects the total cost to the partnership to construct this ATB will be approximately $60-$64 million, of which the Partnership has paid $38 million to date, and that the ATB will be delivered in the first quarter of 2007. The Partnership cannot assure that this transaction with SENESCO will be completed. The Partnership believes that the settlement is in the best interest of the Partnership. The Partnership does not believe the estimated increased cost paid by the Partnership to complete the ATB will have a material adverse effect on the Partnership's business or results of operations.

On March 15, 2006, the Chief Executive Officer and Chief Financial Officer of the Partnership certified to the Securities and Exchange Commission (“SEC”) as to the integrity of the Partnership’s financial statements included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC, and the effectiveness of the Partnership’s disclosure controls and procedures and internal control over financial reporting. The certifications are filed as Exhibit 31 to the said Form 10-K. On May 12, 2006, the Chief Executive Officer also certified to the New York Stock Exchange (“NYSE”) that he is not aware of any violation by the Partnership of the NYSE corporate governance listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.
By: US Shipping General Partner LLC, its general partner

	By:	/s/ Albert E. Bergeron

	Name:	Albert E. Bergeron
	Title:	Vice President—Chief Financial Officer
(principal financial and accounting officer)
Date: May 18, 2006